The Wireless Xcessories Group Reports First Quarter 2007 Results
Revenue Increases 10.7%to $ 6,073,000

HUNTINGDON VALLEY, Pa., May 8, 2007 (PRIMEZONE) -- The Wireless Xcessories Group, Inc. (AMEX:XWG), a nationwide manufacturer and distributor of electronic and cellular accessories and creator of private labeled websites for affiliates, announced today first quarter results for the period ended March 31, 2007.

The Company reported first quarter revenue of $ 6,073,000, an increase of 10.7% compared to $5,485,000 for the same period in fiscal 2006.

2007 first quarter pre-tax net income was $460,000, a decrease of 0.06% versus $ 463,000 in the first quarter of 2006.

The Company had after tax net income of $ 276,000, or $0.06 per basic and diluted share, which was a decrease of approximately 40% compared to $ 468,000 or $0.10 per basic and diluted share in the same period for 2006.

The Company ended the first quarter of 2007 with working capital of $6.6 million, and a current ratio of more than 11 to 1, compared to $ 6.3 million and a current ratio of 8 to 1 at the end of fiscal 2006.
The Company has no debt, and total equity has grown to $7.4 million.

Steve Rade, CEO, said, “While we are pleased to announce double digit sales growth this quarter, net income did not keep pace. The difference in our year over year results is the effect that federal and state taxes had on our net income.  In 2006, we had a tax benefit of $5,000 while in 2007, our tax expense was 40% of net income before taxes.”

“We continue to maintain that XWG is a great value story: fifteen consecutive quarters of profitability, a trailing EPS of 12, and a price to sales ratio of .5.”

About Wireless Xcessories Group

Wireless Xcessories Group, Inc. designs and distributes a range of accessories for cellular phones throughout the United States and Canada. The Company offers in excess of 3,000 items that include rechargeable batteries, personal and vehicle hands free kits, in-car and travel chargers, as well as a variety of carrying cases. The Company sells to dealers and distributors through an in-house sales force and directly from its website, http://www.wirexgroup.com. Wireless Xcessories also creates private labeled websites, GetAccessories.net, for its dealers.

``Safe Harbor'' Statement -- Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the company.

Copies of these filings may be obtained by contacting the company or the SEC. This press release and statements are current as of the date of the individual announcements and the company undertakes no obligation to publicly release any revisions to any forward-looking statement to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

Contact:
          Wireless Xcessories Group
          Dan Kenderdine
          800-233-0013 ext. 1404